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                                                                     Exhibit 5.1


                                                     1251 Avenue of the Americas
[PIPER RUDNICK LOGO]                               New York, New York 10020-1104
                                             main 212.835.6000  fax 212.835.6001




                               February 18, 2004

Hanover Capital Mortgage Holdings, Inc.
379 Thornall Street
Edison, New Jersey 08837

Ladies and Gentlemen:

      We have acted as counsel to Hanover Capital Mortgage Holdings, Inc., a Maryland corporation (the "Company"), in connection with the registration statement on Form S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") on February 18, 2004, under the Securities Act of 1933, as amended (the "Act"). The Registration Statement includes a prospectus (the "Prospectus"), which provides that it will be supplemented in the future by one or more supplements to the Prospectus (each, a "Prospectus Supplement"). The Prospectus, as supplemented by various Prospectus Supplements, will provide for the proposed public offering from time to time of up to $150,000,000 aggregate offering price of shares of the Company's common stock, par value $0.01 per share (the "Common Shares"). This opinion is being provided at your request in connection with the filing of the Registration Statement.

      In this capacity, we have examined the Company's Amended Articles of Incorporation and By-laws, the proceedings of the Board of Directors of the Company relating to the issuance of the Common Shares and such other documents, instruments and matters of law as we have deemed necessary to the rendering of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies. In addition, as to matters of fact only, we have relied to the extent we deemed such reliance proper, upon certificates and other written statements of public officials and corporate officers of the Company.

      We further assume that:

            (a) The issuance, sale, amount and terms of the Common Shares to be offered from time to time by the Company will be authorized and determined by proper action of the Board of Directors (or where permitted, a committee of the Board of Directors) of the Company (each, a "Board Action") in accordance with the Company's Amended Articles of Incorporation and By-laws and applicable law, in each case so as not to result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental or regulatory body having jurisdiction over the Company.


Piper Rudnick LLP
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                                         Hanover Capital Mortgage Holdings, Inc.
                                                               February 18, 2004
                                                                          Page 2


            (b) Prior to the issuance of any Common Shares, there will exist, under the Company's Amended Articles of Incorporation, the requisite number of authorized but unissued Common Shares.

            (c) Appropriate certificates representing Common Shares will be executed and delivered upon issuance and sale of any Common Shares, will conform in all material respects to the description thereof set forth in the Prospectus or the applicable Prospectus Supplement and will comply with the Company's Amended Articles of Incorporation and By-laws and applicable law.

            (d) The underwriting, subscription or purchase agreements for offerings of the Common Shares (each, an "Underwriting Agreement," and, collectively, the "Underwriting Agreements") will be valid and legally binding contracts that conform in all material respects to the description thereof set forth in the Prospectus or the applicable Prospectus Supplement.

      Based upon the foregoing, we are of the opinion and advise you that upon due authorization by Board Action of an issuance of Common Shares, and upon issuance and delivery of certificates for such Common Shares against payment therefor in accordance with the terms and provisions of such Board Action, the Registration Statement (as declared effective under the Act), the Prospectus or the applicable Prospectus Supplement and, if applicable, an Underwriting Agreement, the Common Shares represented by such certificates will be duly authorized, validly issued, fully paid and non-assessable.

      We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Maryland, and we express no opinion with respect to the applicability thereto, or to the effect thereon, of any other laws.

      The foregoing opinion is rendered as of the date hereof. We assume no obligation to update such opinion to reflect any facts or circumstances which may hereafter come to our attention or changes in the law which may hereafter occur. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name as it appears under the caption "Legal Matters" in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

                                    Very truly yours,



                                    /s/ PIPER RUDNICK LLP